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                                                                      EXHIBIT 99

                          UNANIMOUS WRITTEN CONSENT OF
                          THE EXECUTIVE COMMITTEE OF
                           THE BOARD OF DIRECTORS OF
                     GE LIFE AND ANNUITY ASSURANCE COMPANY

The undersigned, being all of the members of the Executive Committee of the Board of Directors of GE Life and Annuity Assurance Company (the "Company"), a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby adopt the following resolutions:

RESOLVED, that the Executive Committee of the Board of Directors of the Company, pursuant to the provisions of Section 38.2-3113.1 of the Code of Virginia, hereby establishes a separate account designated "GE Life & Annuity Separate Account 6" (hereinafter "Separate Account 6"), for the following use and purposes, and subject to such conditions as hereinafter set forth; and

FURTHER RESOLVED, that Separate Account 6 is established for the purpose of providing for the issuance by the Company of a guaranteed portion of certain Scheduled Purchase payment variable deferred annuity contracts ("Contracts"), and shall constitute a funding medium to support reserves and other Contract liabilities under such Contracts issued by the Company; and

FURTHER RESOLVED, that the Company shall maintain in Separate Account 6 assets at least equal to the reserves and other liabilities respecting Separate Account 6; and

FURTHER RESOLVED, that the assets of Separate Account 6 equal to the reserves and other liabilities under the Contracts shall not be chargeable with liabilities arising out of any other business the Company may conduct; and

FURTHER RESOLVED, that the President, any Senior Vice President, or any Vice President (hereinafter "Empowered Officers") and each of them, with full power to act without the others, be, and they hereby are, severally authorized to transfer to the Company's general account, any assets that exceed the reserves and other liabilities of Separate Account 6; and

FURTHER RESOLVED, that the Empowered Officers, and each of them, with full power to act without the others, are hereby authorized to transfer assets from the Company's general account to Separate Account 6, if the value of the assets in Separate Account 6 falls below the reserves and other liabilities the Company must maintain in connection with its obligations under a guaranteed portion of the Contracts, or as
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deemed necessary or appropriate and consistent with the terms of the Contracts,
and

FURTHER RESOLVED, that the investments of Separate Account 6 shall be valued at their market value on the date of valuation, or pursuant to standards established by the Empowered Officers; and

FURTHER RESOLVED, that the Executive Committee of the Board of Directors of the Company reserves the right to change the designation of Separate Account 6 to such other designation as it may deem necessary or appropriate; and

FURTHER RESOLVED, that the Empowered Officers and each of them, with full power to act without the others, with such assistance from the Company's independent certified public accountants, legal counsel and independent consultants or others as they may require, be, and they hereby are, severally authorized and directed to take all actions that are necessary to register the Contracts under the Securities Act of 1933 (the "1933 Act"), and take all other actions that are necessary in connection with the offering of the Contracts for sale in order to comply with the 1933 Act, the Securities Exchange Act of 1934 and other applicable Federal laws, including the filing of any registration statements, any undertakings, no-action requests, consents, applications for exemptions from any applicable Federal laws, and any amendments to the foregoing as the empowered officers of the Company shall deem necessary or appropriate; and

FURTHER RESOLVED, that the Empowered Officers and each of them, with full power to act without the others, are severally authorized and empowered to prepare, execute and cause to be filed with the Securities and Exchange Commission on behalf of the Company, a registration statement on Form S-l registering the Contracts under the 1933 Act, and any and all amendments to the foregoing on behalf of the Company and on behalf of and as attorneys-in-fact for the Empowered Officers and/or any other officer of the Company; and

FURTHER RESOLVED, that Donita M. King, Senior Vice President, General Counsel and Secretary (and any successor to such position), is duly appointed as agent for service under any such registration statement, duly authorized to receive communications and notices from the Securities and Exchange Commission with respect thereto; and

FURTHER RESOLVED, that the Empowered Officers, and each of them, with full power to act without the others, hereby are severally authorized on behalf of the Company to take any and all actions that any of them may deem necessary or advisable in order to offer and sell the Contracts, including any registrations, filings and qualifications of the Company, its officers, agents and employees, and of the Contracts, under the insurance and securities laws of the United States of America and any of its various states, or of any other jurisdiction, and in connection therewith to prepare, execute, deliver and file all such applications, requests, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further action

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which the said officers or legal counsel of the Company may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations, filings or qualifications for as long as the said officers or legal counsel deem it to be in the best interest of Separate Account 6 and the Company; and

FURTHER RESOLVED, that the Empowered Officers and each of them, with full power to act without the others, be, and they hereby are, severally authorized in the names and on behalf of the Company and Separate Account 6 to execute and file irrevocable written consents on the part of the Company and Separate Account 6 to be used in such states wherein such consents to service of process may be required under the insurance or securities laws therein in connection with the registration or qualification of the Contracts and to appoint the appropriate state official, or such other person as may be allowed by insurance or securities laws, agent of the Company and Separate Account 6 for the purpose of receiving and accepting process; and

FURTHER RESOLVED, that the Empowered Officers, and each of them, with full power to act without the others, is hereby severally authorized to execute such agreement or agreements as deemed necessary and appropriate (I) with Capital Brokerage Corporation ("CBC") or other qualified entity under which CBC or such other entity will be appointed distributor for the Contracts, and (ii) with one or more qualified banks or other qualified entities to provide administrative services in connection with the establishment and maintenance of Separate Account 6 and the administration of the Contracts; and

FURTHER RESOLVED, that the Empowered Officers, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such agreements and other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof; and

FURTHER RESOLVED, that these resolutions shall take effect as of August 14, 2001.

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